Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

between

CALIFORNIA STATEWIDE COMMUNITIES DEVELOPMENT AUTHORITY

and

MICROGY HOLDINGS, LLC

Dated as of August 1, 2008

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	2
Section 1.02.	Article and Section Headings	2
Section 1.03.	Interpretation	2

ARTICLE II
FINDINGS AND REPRESENTATIONS

Section 2.01.	Findings by Issuer	2
Section 2.02.	Representations by Company	3

ARTICLE III
THE PROJECT

Section 3.01.	Permits	5
Section 3.02.	Acquisition and Construction	5
Section 3.03.	Construction Fund; Costs of Issuance Fund	7
Section 3.04.	Termination of Construction; Completion Certificate	11
Section 3.05.	Abandonment	12
Section 3.06.	Title	12
Section 3.07.	Insurance	12
Section 3.08.	Maintenance and Repair; Remodeling	12
Section 3.09.	[Reserved]	12
Section 3.10.	Insurance and Condemnation Awards	12
Section 3.11.	Taxation of Project	13
Section 3.12.	Issuer’s Limited Liability	13
Section 3.13.	Governmental Regulation	13

ARTICLE IV
ISSUANCE OF BONDS; THE LOAN; REFUNDING AND REDEMPTION OF BONDS

Section 4.01.	Issuance of Bonds	13
Section 4.02.	The Loan	13
Section 4.03.	Security for the Bonds	14
Section 4.04.	Issuance of Additional Bonds	14
Section 4.05.	Refunding and Redemption of Bonds	15

ARTICLE V
THE COMPANY’S PAYMENTS

Section 5.01.	Company Approval of Issuance of Bonds	15

-i-

-ii-

TABLE OF CONTENTS (continued)

		Page
Section 8.10.	Waiver of Personal Liability	28
EXHIBIT A	DESCRIPTION OF FACILITIES	A-1

-iii-

LOAN AGREEMENT

This Loan Agreement dated as of August 1, 2008 (the “Agreement”), by and between CALIFORNIA STATEWIDE COMMUNITIES DEVELOPMENT AUTHORITY (the “Issuer”) and MICROGY HOLDINGS, LLC (the “Company”):

WITNESSETH:

GENERAL RECITALS AND FINDINGS

WHEREAS, the Company has applied for the financial assistance of the Issuer in the financing of the acquisition, construction, improving and equipping (the “Project”) of solid waste disposal facilities (as more particularly defined herein, the “Facilities”); and

WHEREAS, the Facilities are to be located within the territorial limits of the County of Fresno and the County of Kings, each being a program participant of the Issuer (together, the “Program Participants”), and a substantial portion of the persons to be utilizing the services to be provided at the Facilities are expected to be residents of the Program Participants and a substantial portion of the persons to be employed by the Company or its Subsidiary Guarantors at the Project are expected to be residents of the Program Participants; and

WHEREAS, the financing of the Project will promote significant and growing opportunities for the creation and retention of employment to the California economy and the enhancement of the quality of life to residents of the Program Participants, and will promote opportunities for the creation or retention of employment within the jurisdiction of the Program Participants and is within the powers conferred upon the Issuer by its Joint Powers Agreement (the “Joint Powers Agreement”); and

WHEREAS, the financing of the Project will promote residential, commercial and industrial development within the jurisdiction of the Program Participants and thereby stimulate economic activity and increase the tax base, and is within the powers conferred upon the Issuer by the Joint Powers Agreement; and

WHEREAS, the financing of the Project is a significant factor in establishing the operations of the Company or its Subsidiary Guarantors within the jurisdiction of the Program Participants; and

WHEREAS, the Issuer has authorized the issuance of its Environmental Facilities Revenue Bonds (Microgy Holdings Project) Series 2008 (the “Bonds”) to finance the Project; and

WHEREAS, the Bonds will be issued in one or more Series pursuant to the Indenture; and

WHEREAS, the Issuer and the Company have each duly authorized the execution, delivery and performance of this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein made, and subject to the conditions herein set forth, the Issuer and the Company contract and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Unless otherwise defined above or required by the context, all terms used herein shall have the meanings assigned to such terms in Section 1.1 of the Trust Indenture relating to the Bonds between the Issuer and Wells Fargo Bank, National Association as trustee (the “Trustee”), dated as of August 1, 2008, as originally executed and as amended or supplemented from time to time.

Section 1.02. Article and Section Headings. The headings or titles of the several Articles and Sections of this Agreement, and the Table of Contents appended hereto, are solely for convenience of reference and shall not affect the meaning or construction of the provisions hereof.

Section 1.03. Interpretation. The singular form of any word used herein shall include the plural, and vice versa, if applicable. The use of a word of any gender shall include all genders, if applicable. This Agreement and all of the terms and provisions hereof shall be construed so as to effectuate the purposes contemplated hereby and to sustain the validity hereof. All references to any person or entity defined in Section 1.01 shall be deemed to include any person or entity succeeding to the rights, duties and obligations of such person or entity. Unless otherwise specified herein, all references to specific times shall be deemed to refer to New York time.

ARTICLE II

FINDINGS AND REPRESENTATIONS

Section 2.01. Findings by Issuer. The Issuer hereby finds and determines that: (i) pursuant to the provisions of the Joint Exercise of Powers Act, comprising Articles 1, 2, 3 and 4 of Chapter 5 of Division 7 of Title 1 (commencing with Section 6500) of the Government Code of the State of California (the “Act”), a number of California cities, counties and special districts entered into the Joint Powers Agreement pursuant to which the Issuer was organized; (ii) the Issuer is authorized by the Joint Powers Agreement to issue bonds, notes or other evidences of indebtedness, or certificates of participation in leases or other agreements in order to promote economic development; (iii) pursuant to the provisions of the Act, the cities, counties and special districts that are the contracting parties comprising the membership of the Issuer are authorized to jointly exercise any power common to such contracting parties, including, without limitation, the power to acquire and dispose of property, both real and personal; (iv) the financing of the Project will promote opportunities for the creation and retention of employment to the California economy and the enhancement of the quality of life of residents of the Program Participants, and the financing of the Project will promote opportunities for the creation or retention of employment within the jurisdiction of the Program Participants and is within the powers conferred upon the Issuer by the Act and the Joint Powers Agreement; (v) the financing of the Project will be a significant factor in the economic development of the Program Participants, promoting residential, commercial and industrial development within the jurisdiction of the Program Participants and thereby stimulating economic activity and increasing the tax base, and is within the powers conferred upon the Issuer by the Joint Powers Agreement; and (vi) the financing of the Project is a significant factor in maintaining the operations of the Company or its Subsidiary Guarantors that are within the jurisdiction of the Program Participants.

Section 2.02. Representations by Company. The Company represents and warrants to the Issuer that, as of the date of execution of the Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a) The Company (i) is a limited liability company duly organized and in good standing in the state of Delaware, (ii) is not in violation of any provision of its operating agreement, (iii) has full legal power to own its properties and conduct its business and (iv) is duly qualified to do business in the State of California.

(b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated by this Agreement conflicts with, will result in a breach of or default under or will result in the imposition of any lien on any property of the Company pursuant to the operating agreement of the Company or the terms, conditions or provisions of any statute, order, rule, regulation, agreement or instrument to which the Company is a party or by which it is bound.

(c) The Company has full legal right, power and authority to enter into this Agreement, and to carry out all of its obligations under and consummate all transactions contemplated hereby, and by proper action has duly authorized the execution, delivery and performance of this Agreement.

(d) The officers of the Company executing this Agreement are duly and properly in office and fully authorized to execute the same.

(e) This Agreement have been duly authorized, executed and delivered by the Company.

(f) This Agreement, when assigned to the Trustee pursuant to the Indenture, will constitute the legal, valid and binding agreements of the Company enforceable against the Company by the Trustee in accordance with their terms for the benefit of the Holders of the Bonds, and any rights of the Issuer and obligations of the Company not so assigned to the Trustee constitute the legal, valid, and binding agreements of the Company enforceable against the Company by the Issuer in accordance with their terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity, and by public policy.

(g) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the fulfillment of or compliance with the terms and conditions hereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) under the articles of organization of the Company, its operating agreement, any applicable law or administrative rule or regulation, or any applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Company is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company, which conflict, violation, breach, default, lien, charge or encumbrance would reasonably be expected to have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Agreement, or the financial condition, assets, properties or operations of the Company.

(h) No consent or approval of any trustee or holder of any indebtedness of the Company or any guarantor of indebtedness of or other provider of credit or liquidity of the Company, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except with respect to any state securities or “blue sky” laws) is necessary in connection with the execution and delivery of this Agreement, or the consummation of any transaction herein contemplated, or the fulfillment of or compliance with the terms and conditions hereof, except as have been obtained or made and as are in full force and effect.

(i) There is no action, suit, proceeding, inquiry or investigation, before or by any court or federal, state, municipal or other governmental authority, pending, or to the knowledge of the Company, after reasonable investigation, threatened, against or affecting the Company or the assets, properties or operations of the Company which, if determined adversely to the Company or its interests, would reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated by, or the validity of, this Agreement, or upon the financial condition, assets, properties or operations of the Company, and the Company is not in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default would reasonably be expected to have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Agreement, or the financial condition, assets, properties or operations of the Company. All tax returns (federal, state and local) required to be filed by or on behalf of the Company have been filed, and all taxes shown thereon to be due, including interest and penalties, except such, if any, as are being actively contested by the Company in good faith, have been paid or adequate reserves have been made for the payment thereof which reserves, if any, are reflected in the audited financial statements described therein. The Company or the applicable Subsidiary Guarantor enjoys the peaceful and undisturbed possession of all of the premises upon which it or the applicable Subsidiary Guarantor, as the case may be, is operating its facilities.

(j) No written information, exhibit or report furnished to the Issuer by the Company in connection with the negotiation of this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) The Company’s audited consolidated balance sheets at December 31, 2007, and the related consolidated statements of income and consolidated statements of cash flows for the years ended December 31, 2007 (copies of which have been furnished to the Issuer) fairly present the financial position of the Company at such date and the results of operations for the year ended on such date, and since such date there has been no material adverse change in the financial condition or results of operations of the Company.

(l) The Company and its Subsidiary Guarantors comply in all material respects with all applicable Environmental Regulations.

(m) None of the Company, its Subsidiary Guarantors, or the Facilities are the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to any alleged violation of or condition regulated by Environmental Regulations or to respond to a release of any Hazardous Substances into the environment.

(n) The Company and the Subsidiary Guarantors do not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

(o) The Project consists or will consist of properties and facilities for the collection, transportation, treatment, or disposal of solid waste and properties and facilities which are functionally related and subordinate thereto, and the acquisition, construction, improving and equipping of the Project is and will be for the specific purpose of providing safe and economical collection, transportation, treatment, and disposal of solid waste in order to abate, prevent and control pollution of water in the State.

(p) The Project constitutes a “public capital improvement” as defined in the Act. The Project will provide “significant public benefits” as defined in Section 6586 of the Act.

ARTICLE III

THE PROJECT

Section 3.01. Permits. The Company agrees to obtain, or cause to be obtained, all permits necessary with respect to the acquisition, construction, improvement, equipping, and furnishing of the Project.

Section 3.02. Acquisition and Construction.

(a) The Project shall be acquired, constructed, equipped, and furnished with all reasonable dispatch, and the Company will use its best efforts to cause such acquisition, construction, improvement, equipping, and furnishing to be completed as soon as reasonably commercially practicable, delays incident to strikes, riots, acts of God, or the public enemy, or other causes beyond the reasonable control of the Company only excepted; but if for any reason there should be delays in such acquisition, construction, improvement, equipping, and furnishing there shall be no diminution in or postponement of the Loan Payments to be made by the Company hereunder, and no resulting liability on the part of the Issuer. The Company agrees, however, to use its best efforts to remedy with all commercially reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company.

(b) The Company shall acquire, construct, and improve the Project or cause the Project to be acquired, constructed, and improved in the manner provided in this Agreement and in accordance with the Plans and Specifications on file and available to the Issuer at each Facility during the construction period (subject to the restrictions of subsection (c) below) and the Trustee shall have no responsibility or liability whatsoever with respect to the Project and the acquisition, construction, improvement, equipping or furnishing thereof. The Company may amend, or cause to be amended, such Plans and Specifications, provided, however, that such Plans and Specifications shall not be amended in any material respect except as provided in subsection (d) below. It is agreed and understood that the Company will cause to be entered into and executed all agreements and contracts necessary to assure and accomplish the actual acquisition, construction, improving, equipping, and furnishing of the Project (and that the Issuer shall not execute any such agreements or contracts) and that the Company will cause to be carried out, paid, supervised, and enforced all such agreements and contracts, and will cause to be provided such insurance on and in connection with the acquisition, construction, improvement, equipping, and furnishing of the Project as it deems necessary or advisable or as is required by law and this Agreement in accordance with its customary insurance practices, which may include self insurance. The Company shall pay or cause to be paid, from proceeds from the sale and delivery of the Bonds loaned to it pursuant to Section 4.02 of this Agreement, and from any available income or earnings derived therefrom, and if such proceeds or income or earnings derived therefrom are insufficient, from other funds of the Company or available to the Company to the extent necessary, all Project Costs. The Issuer shall loan the proceeds from the sale of the Bonds to the Company to be used by the Company to pay all or part of the Project Costs, in accordance with procedures established in Section 3.03 hereof for reimbursing the Company for paying all or any part of such Project Costs under the aforesaid agreements and contracts for the acquisition, construction, improvement, equipping, and furnishing of the Project prior to the Company’s receipt of the Loan as hereinafter provided. It is specifically provided, however, that none of the proceeds from the sale of the Bonds will be used to reimburse the Company for, or to pay (and the Company hereby covenants and agrees not to request reimbursement of or payment for) any part of the Project Costs if such use or payment would result in a violation of any of the Company’s representations contained in Sections 2.02 or 7.06 hereof or the Tax Agreement.

(c) The Company hereby grants to the Issuer, its employees and agents, at all reasonable times during normal business hours and upon reasonable notice such necessary and reasonable rights of ingress and egress to the Project as are available to the Company and required in connection with the acquisition, construction, and improvement of the Project and the Company agrees that it will cooperate with the Issuer, its employees and agents, so that such Project shall be acquired, constructed, and improved as provided in this Agreement. The Issuer, its employees and agents shall not unnecessarily disrupt or interfere with the operation of the

Project and shall cooperate with and observe the reasonable regulations of the Company so as to avoid any unnecessary disruption or interference with said operation. Unless the Company shall be in default hereunder or under the Indenture, the Company may require that the rights of access hereby reserved to the Issuer, its employees and agents, may be exercised only after such employees or agents have executed release of liability agreements in the form then used by the Company. The Issuer recognizes that the drawings, designs, specifications, material lists, and other engineering documents and information contained in the Plans and Specifications or otherwise provided or made available to the Issuer in connection with the Project are proprietary to, and are the property of the Company and/or its affiliates. The Issuer agrees to retain in confidence and not to disclose to others (except as required by applicable law) or to use or permit the use for the benefit of or by others, without the prior written consent of the Company in each such instance, any such drawings, designs, specifications, material lists and other engineering documents and information contained in the Plans and Specifications or otherwise provided or made available to the Issuer. Nothing in this Section or in any other provision of this Agreement shall be construed to entitle the Issuer or the Trustee, to any information or inspection involving the confidential know how of the Company.

(d) If the Plans and Specifications are materially amended at any time prior to the completion of the Project, the Company shall (i) deliver to the Issuer a certificate of an Authorized Company Representative stating that the Project constructed pursuant to the Plans and Specifications, as amended, will be solid waste disposal facilities within the meaning of Section 142(a)(6) of the Code or any substantially similar successor provision, and (ii) furnish the Issuer and Trustee with a Favorable Opinion with respect to such proposed amendment and the expenditure of moneys from the Construction Fund to pay the Project Costs as shown on the Plans and Specifications as so amended. Any material amendment to the Plans and Specifications for a Facility must be accompanied by (i) a certificate from the Construction Consultant to the effect that such amendment does not impair the ability of the Facility to generate the quantity of Salable Renewable Natural Gas shown in the Base Case Output Assumptions shown for such Facility in the Feasibility Study and (ii) a certificate of the Company demonstrating the pro forma effect of any change in projected revenues from the Facility as a result of such amendment.

(e) If, for any reason, the proceeds from the sale of the Bonds are not sufficient to pay all the Project Costs, the Company shall complete or cause to be completed the Project and pay or cause to be paid all Project Costs which are not or cannot be paid or reimbursed from proceeds of the Bonds from its own funds or other funds available to the Company or its affiliates, but it shall not be entitled to reimbursement from the Issuer therefor, or to any diminution in or postponement of any payments required to be made by the Company hereunder.

Section 3.03. Construction Fund; Costs of Issuance Fund. The Construction Fund shall be drawn on and used to pay Project Costs when due and payable. The Costs of Issuance Fund shall be drawn on and used to pay Costs of Issuance when due and payable. The Issuer shall pay to the Trustee for deposit the proceeds from the sale and delivery of the Bonds pursuant to Section 3.1 of the Indenture or pursuant to any Supplemental Indenture. The Trustee, pursuant to request of the Company, shall draw on and use the Construction Fund and Costs of Issuance Fund as follows:

(a) Immediately after the delivery of each Series of Bonds authorized hereby, the Company, or the Trustee, upon written direction of the Authorized Company Representative, shall pay directly from the Costs of Issuance Fund (i) to the Issuer, the amount specified in Section 5.04 hereof and (ii) to such other parties submitting invoices, the other Costs of Issuance relating to such Series of Bonds.

(b) Subject to the provisions of the Indenture, the Trustee shall make payments to the Company or, at the Company’s written request, to a third party, from the Costs of Issuance Fund for any Costs of Issuance (in addition to those paid under Section 3.03(a) above) and, from the Construction Fund, subject to subsections (c), (f), and (g) below, the Project Costs from time to time upon receipt by the Trustee of a request of the Company signed by the Authorized Company Representative. Such request shall be accompanied by a certificate signed by an Authorized Company Representative (and, in the case of Project Costs, accompanied by the Certificate of the Construction Consultant approving such payment pursuant to the provisions of Section 3.03(f) hereof) stating with respect to each payment as follows:

(i) the name of the Facility or Facilities to which the Project Costs apply;

(ii) the name of the subaccount in the Costs of Issuance Fund (in the case of payments for Costs of Issuance) relating to such Series of Bonds;

(iii) the name and address of the person, firm or corporation to whom payment is to be made;

(iv) the amount of expenditures for which payment or reimbursement is requested;

(v) in the case of requisitions from the Construction Fund, the amount requested to be paid has been or will be incurred and is for Project Costs;

(vi) no part of the several amounts requested to be paid, as stated in such certificate, has been or is the basis for the payment of any money in any previous or then pending request;

(vii) the payment of the amount requested will not result in a breach of the covenants of the Company contained in this Agreement;

(viii) the expenditure of such amount to be disbursed, when added to all disbursements under previous requisitions, will result in at least 95% of the total of such disbursements being used to provide “solid waste disposal facilities” within the meaning of Section 142(a)(6) of the Code or facilities functionally related and subordinate thereto;

(ix) in the case of requisitions from the Costs of Issuance Fund, that the cumulative total amount disbursed thereunder for Costs of Issuance, together with any compensation to the Underwriter as a discount, does not exceed 2% of the proceeds of the Bonds; and

(x) a bring down certificate from the issuer of the Title Policy or Title Policies (defined herein) reflecting the absence of any mechanics liens for the subject Facility or Facilities.

(c) The Company is responsible for determining the allocation of funds in the Construction Fund among portions of the Project and for monitoring expenditures based on such allocations. The Trustee shall rely fully on any such request and certificate delivered pursuant to this Section and shall not be required to make any investigation in connection therewith. If amounts paid by the Trustee pursuant to subsection (b) above with respect to any portion of the Project exceed the cost thereof, the Company shall promptly repay such overpayment into the Construction Fund or Costs of Issuance Fund, as applicable.

(d) The Issuer hereby gives its express written authority to the Company, absent an Event of Default, to direct the investment of the Construction Fund by the Trustee as hereinafter provided and as permitted by the Indenture. Any money held as part of the Construction Fund shall be invested or reinvested by the Trustee upon written direction of the Company in the same manner as provided for money on deposit in the Bond Fund. Upon acceleration of the maturity of the Bonds pursuant to the Indenture, subject to Section 6.4 of the Indenture, any amounts held in or on deposit in the Construction Fund shall be transferred by the Trustee to the Bond Fund.

(e) If, upon delivery of the Project Completion Certificate, there shall be any surplus funds remaining in the Construction Fund not required to provide for the payment of the costs of acquisition, construction, and improvement of the Project, such funds shall, upon the written request of the Authorized Company Representative to the Trustee, be used by the Trustee (i) to purchase for cancellation Bonds at any reasonable price as determined by the Authorized Company Representative, which price, however, shall not exceed the principal amount thereof plus accrued interest thereon or (ii) to redeem Bonds in the largest principal amount then subject to redemption at par (together with accrued interest thereon) that does not exceed the amount of such funds.

(f) The Construction Consultant will review each request of the Company delivered pursuant to Section 3.03(b) for payment of Project Costs. The Construction Consultant will provide a Certificate approving the payment of Project Costs upon receipt and satisfactory review of the request of the Company and certification by the Company accompanied by appropriate documentation of:

(i) A statement that the Project Costs for the Facility to be paid with the funds requested by such request of the Company represent work that has been satisfactorily performed in a good and workmanlike manner and in conformance with such Facility’s plans and specifications that were presented to the Construction Consultant as part of its initial review of such Facility.

(ii) An estimate of the remaining Project Costs to complete the Facility, segregated by major categories and Facility, and that sufficient funds remain to obtain Facility completion.

(iii) A statement that there is no material change in the Budgeted Cost or a detailed description of the cost variances from the Budgeted Cost of each Facility, as of the date of the request of the Company.

(iv) A statement that no Event of Default under this Agreement or the Indenture has occurred and is continuing.

(v) A monthly progress report prepared for the month to which the request relates, including but not limited to status of engineering, procurement, construction, start-up, and performance testing; schedule; percentage of completion and variances thereof; change orders; and action items.

(g) Notwithstanding anything to the contrary in this Section, no drawing from the Construction Fund may be made for any Project Costs of a Facility until the Company has filed with the Trustee a certificate stating that:

(i) the Company or the subsidiary that is developing the Facility continues to have a valid lease estate in the Facility site sufficient for construction and operation of the Facility supported by a title report showing no mechanic’s liens on the site and shall have supplied the Collateral Trustee with an appropriately filed deed of trust on such leasehold estate naming the Collateral Trustee as beneficiary thereon and title insurance (each, a “Title Policy”) evidencing a first priority lien in favor of the Collateral Trustee pursuant to such deed of trust, all as satisfactory to the Majority Holders;

(ii) Environmental Power Corporation (“EPC”) or a subsidiary has raised not less than $45,000,000 in additional capital, and that such funds are available to fund, among other things, EPC’s and the Company’s obligations under the Support Agreement, and that at least $17,500,000 of such funds are available to provide capital to the Company and the California Subsidiary Guarantors to support their required equity contributions described in subsection (iii) below to the Project; provided that, if no Additional Bonds are sold, such amounts are reduced to $39,825,000 and $12,325,000, respectively and no drawings may be made for any costs of the Bar 20 Facility; and further provided that, any capital raised by the Company or the Subsidiary Guarantors after the date of initial issuance of the Series 2008A Bonds (exclusive of the proceeds of the Bonds) in a manner permitted by the Guarantee Agreement shall be credited against such amounts;

(iii) the Company has expended not less than 20% of the Budgeted Cost of the Facility from equity on costs of the Facility and will not seek reimbursement for such costs except as provided in Section 3.04(d);

(iv) the Huckabay Facility has produced an average of 1,525 MMBtu per day of Renewable Natural Gas for a period of sixty (60) consecutive days (the “Test Period”); and

(v) during the Test Period, operations at Huckabay have produced a gross profit (calculated in the same manner as “gross profit” in the Base Case 30-year

Projected Operating Performance included in the Attachment A to the Feasibility Study) of not less than $350,000 as verified in a report of independent accountants (who may be the Company’s independent accountants).

Section 3.04. Termination of Construction; Completion Certificate.

(a) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time to terminate the construction of a Facility if: (i) the Company shall have determined that the construction or operation of such Facility is impracticable, uneconomical or undesirable due to (A) the imposition of taxes, other than ad valorem taxes currently levied upon privately owned property used for the same general purpose as such Facility, or other liabilities or burdens with respect to such Facility or the construction or operation thereof, (B) changes in technology, in environmental standards or legal requirements or in the economic availability of materials, supplies, equipment or labor or (C) destruction of or damage to all or part of such Facility; or (ii) all or substantially all of such Facility shall have been condemned or taken by eminent domain; or (iii) the construction or operation of such Facility shall have been enjoined or shall have otherwise been prohibited by, or shall conflict with, any order, decree, rule or regulation of any court or any federal, state or local regulatory body, administrative agency or other governmental body. Following the Company’s determination to terminate any further construction of a Facility prior to operation, the Company shall prepare a Facility Completion Certificate, provided that delivery of such Facility Completion Certificate is conditional upon receipt by the Trustee of a certificate of an independent engineer reasonably acceptable to the Trustee and the Majority Holders that continuation of construction is not feasible under the circumstances.

(b) At such time as the Company determines that the construction of a Facility meets the requirements of Mechanical Completion, the Company will provide a certificate signed by an Authorized Company Representative to that effect. Upon receipt of such certificate, the Construction Consultant shall verify that Mechanical Completion has occurred and shall issue to the Company a Facility Completion Certificate stating that: (i) the Facility is Mechanically Complete, (ii) the Facility is producing not less than 90% of the Salable Renewable Natural Gas quantity specified for that Facility in the Base Case output assumption in the Feasibility Study, and (iii) the Facility has produced such quantity of renewable natural gas to the pipeline to which the Facility is connected for a period of 72 hours.

(c) Following the Company’s determination that the construction of the Project is complete, the Company shall deliver a Project Completion Certificate pursuant to which the Company states that it has determined that the Project is complete, together with all Facility Completion Certificates, to the Trustee and shall direct the Trustee to transfer the funds in the Construction Fund to the Bond Fund to purchase for cancellation or redeem bonds pursuant to Section 9.1(c)(ii) of the Indenture.

(d) At the time of completion of the Project, the Company shall prepare a certificate showing the final Project Costs (the “Final Costs”), together with supporting material satisfactory to the Trustee demonstrating that the Company (or the relevant subsidiary) has invested as equity at least 20% of the Final Costs. If the Company’s (or the relevant subsidiary’s) equity contribution to the Project Costs is greater than 20% of the Final Costs relating to such Facility, the Company (or the relevant subsidiary) may requisition funds from the related subaccount within the Construction Fund, if any remain, to reimburse itself for qualifying Project Costs in excess of 20% of such Final Costs.

Section 3.05. Abandonment. If the Company determines to abandon construction of the Project before drawing on the Construction Fund, it shall deliver to the Trustee an Abandonment Certificate and shall direct the Trustee to transfer the amounts remaining in the funds and accounts established in the Indenture, except the Rebate Fund, to the Bond Fund to purchase for cancellation or redeem Bonds pursuant to Section 9.1(c)(ii) of the Indenture.

Section 3.06. Title. The Issuer shall have no right, title, or interest in and to the Project. The Issuer shall not be responsible or liable in any manner for any claims, losses, damages, penalties, costs, taxes, or fines with respect to the acquisition, construction, equipping, furnishing, installation, operation, maintenance, or ownership of the Project.

Section 3.07. Insurance. Subject to the provisions of Section 3.09 hereof, the Company agrees to maintain, or cause to be maintained, all necessary insurance with respect to the Project in accordance with customary insurance practices, which may include self insurance. All costs of maintaining insurance with respect to the Project shall be paid or caused to be paid by the Company, and the Issuer shall have no obligation or liability in this regard. All such insurance shall designate the Trustee as loss payee and an additional insured.

Section 3.08. Maintenance and Repair; Remodeling. Subject to the provisions of Section 3.09 hereof, the Company agrees that it will (i) maintain, or cause to be maintained, the Project in as reasonably safe condition as its operations shall permit and (ii) maintain, or cause to be maintained, the Project in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof. All costs of operating and maintaining the Project shall be paid or caused to be paid by the Company, and the Issuer shall have no obligation or liability in this regard. It is understood and agreed that the Issuer shall have no duties or responsibilities whatsoever with respect to the operation or maintenance of the Project, or the performance of the Project for its designed purposes. After the Completion Date, the Company may at its own expense cause the Project to be remodeled or cause substitutions, modifications and improvements to be made to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project.

Section 3.09. [Reserved].

Section 3.10. Insurance and Condemnation Awards. The net proceeds of any insurance or condemnation award as a result of the destruction or condemnation of the Project or any portion thereof shall, at the option of the Company, either (a) be paid by the Company to the Trustee for deposit into the Bond Fund under the Indenture to be used to redeem Bonds under Section 9.1(d)(i) or (ii), as the case may be, or (b), if determined to be feasible by an independent feasibility study obtained by the Company at its expense, be used by the Company to rebuild, restore, or relocate, as the case may be, the affected portion of the Project.

Section 3.11. Taxation of Project. During the term of this Agreement, the Company will promptly remit or cause to be remitted when due all taxes, including specifically all sales taxes and ad valorem taxes, levied in respect of the Project or the Loan Payments payable hereunder to the appropriate taxing body. The Company has not and will not maintain that it is entitled, by virtue of the Project being financed under, to any additional exemption from ad valorem taxes on the Project or sale and use taxes on personal property acquired in connection with the Project. Except as provided in the preceding sentence, the Company may, at its own expense and in its own name, in good faith contest any such taxes, assessments and other charges and, in the event of such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom. All taxes, assessments and other charges levied or imposed with respect to the Project shall be the obligation of the Company and/or any of its affiliates, and the Issuer shall have no obligation or liability in this regard.

Section 3.12. Issuer’s Limited Liability. It is recognized that the Issuer’s only source of funds with which to carry out its commitments under this Agreement will be from the proceeds from the sale of the Bonds or from any available income or earnings derived therefrom, or from any funds which otherwise might be made available by the Company; and it is expressly agreed that the Issuer shall have no financial liability, obligation, or responsibility with respect to this Agreement or the Project except to the extent of funds available from such sources.

Section 3.13. Governmental Regulation. The Company recognizes and agrees that this Agreement and the issuance of the Bonds pursuant hereto will not diminish or limit the authority of the United States Environmental Protection Agency or any State agency or local governments in performing any of the powers, functions and duties vested in such entities by federal and state laws, and that all applicable laws shall be enforced without regard to ownership of the Project; and that the Company will not be relieved of any responsibility under any applicable federal or state laws or regulations pertaining to pollution control, either now, or during, or after the acquisition, construction, improving and equipping of the Project.

ARTICLE IV

ISSUANCE OF BONDS; THE LOAN; REFUNDING AND REDEMPTION OF BONDS

Section 4.01. Issuance of Bonds. On the applicable Issue Date with respect to each Series of Bonds, the Issuer will issue the Bonds and instruct the Trustee in writing to deliver the Bonds to the Underwriter, all in accordance with the Indenture.

Section 4.02. The Loan.

(a) The Issuer shall make the Loan to the Company by the deposit of the proceeds from the sale of the Bonds of one or more Series in such amounts as are provided in the Indenture or any Supplemental Indenture into the funds and accounts established pursuant to the Indenture or such Supplemental Indenture. The amounts so deposited shall be advanced in the manner provided herein and in the Indenture; and the Company shall repay the Loan by making the Loan Payments as provided in this Agreement and the Indenture.

(b) Notwithstanding any provision expressly or inferentially to the contrary contained herein, the Company unconditionally agrees that it shall make or cause to be made Loan Payments in immediately available funds to the Trustee (pursuant to an assignment by the Issuer to the Trustee, as hereinafter described) in lawful money of the United States of America. Upon the issuance and delivery of the Bonds to the Underwriter, and the deposit of the proceeds derived therefrom into the accounts established in the Indenture, the Company shall have received, and the Issuer shall have given, full and complete consideration for the Company’s obligation hereunder to make Loan Payments.

Section 4.03. Security for the Bonds. The obligations of the Company under this Agreement, including specifically the obligation to make Loan Payments as provided in Sections 5.01 and 5.03 hereof, shall be direct general obligations of the Company. As additional security for the payments of the Loan Payments and as further consideration for the loan made hereunder, the Guarantee Agreement whereunder the Company and the Subsidiary Guarantors have guaranteed payment, when due, of the principal of, redemption premium, if any, and interest on the Bonds and the Collateral Trust Agreement have been executed and will be delivered simultaneously herewith. Prior to or simultaneously with the issuance of the Bonds, the Issuer will assign to the Trustee under the terms of the Indenture all of the Issuer’s right, title, and interest in and to the Loan Payments and certain other rights under this Agreement as provided in the Indenture.

Section 4.04. Issuance of Additional Bonds. If the Company is not in default hereunder, the Issuer may by the adoption of an appropriate resolution or resolutions, at the request of the Company, authorize the issuance of Additional Bonds upon the terms and conditions provided herein and in Sections 2.12 and 2.13 of the Indenture, but in no event shall the Issuer be liable for not issuing such Additional Bonds. Additional Bonds may only be issued to provide funds to pay any one or more of the following: (i) the costs of completing the Project; (ii) the costs of making at any time or from time to time such substitutions, additions, modifications and improvements or additional costs for the Project or any portion thereof, all as authorized by the Act, as the Company may deem necessary or desirable; (iii) the costs of refunding, to the extent permitted, any Bonds then Outstanding; and (iv) the costs of issuance and sale of the Additional Bonds, interest expenses during the construction period and other costs reasonably related to the financing as shall be agreed upon by the Company and the Issuer. Prior to the issuance of such Additional Bonds, (i) the terms thereof, the purchase price to be paid therefore and the manner in which the proceeds are to be disbursed shall have been approved in writing by the Company; (ii) the Issuer shall have entered into an amendment to this Agreement to provide that, for all purposes of this Agreement, the Project shall include any facilities and equipment being financed by the Additional Bonds, which facilities and equipment shall be described in amendments to Exhibit A hereto, and to provide for an increase in the amount payable under Section 4.02 hereof as shall be necessary to pay the principal of, premium, if any, and interest on the Additional Bonds as provided in the Supplemental Indenture required by Sections 2.12 and 2.13 of the Indenture, and to extend the term of this Agreement if the maturity of any of the Additional Bonds would otherwise occur after the expiration of the term of this Agreement; and (iii) the Issuer shall have otherwise complied with the provisions of Sections 2.12 and 2.13 of the Indenture with respect to the issuance of Additional Bonds.

Section 4.05. Refunding and Redemption of Bonds. After the issuance of any Bonds, the Issuer shall not refund any of the Bonds or change or modify the Bonds in any way, except as provided for in the Indenture, without the prior written approval of the Authorized Company Representative; nor shall the Issuer redeem any Bonds prior to their scheduled maturities except upon the written direction of the Authorized Company Representative, unless such redemption is required by the Indenture.

ARTICLE V

THE COMPANY’S PAYMENTS

Section 5.01. Company Approval of Issuance of Bonds.

(a) In consideration of the covenants and agreements set forth in this Agreement, and to enable the Issuer to issue the Bonds to carry out the intents and purposes hereof, this Agreement is executed to assure the issuance of such Bonds, and to provide for the due and punctual payment by the Company to the Issuer, or to the Trustee under the Indenture securing the Bonds, of amounts required to pay, as and when due (whether at stated maturity, upon redemption, acceleration of maturity, tender, deemed tender, or otherwise), and at such time as will assure payment on the due date thereof, all of the principal of, redemption premium, if any, and interest on, the Bonds. Each such payment is hereby designated as a “Loan Payment”, and collectively such payments are hereby designated as “Loan Payments”. The Company hereby agrees to make, or cause to be made, each Loan Payment, as and when due, for the benefit of the owners of the Bonds into the Bond Fund, as provided in the Indenture.

(b) By execution and delivery of this Agreement, the Company hereby approves the Indenture. It is hereby agreed that the foregoing approval of the Indenture constitutes the acknowledgment and agreement of the Company that the Bonds, when issued, sold, and delivered as provided in the Indenture, will be issued in accordance with and in compliance with this Agreement, notwithstanding any other provisions of this Agreement or any other contract or agreement to the contrary. Any Bondholder is entitled to rely fully and unconditionally on the foregoing approval. Notwithstanding any provisions of this Agreement or any other contract or agreement to the contrary, the Company’s approval of the Indenture shall be the Company’s agreement that all covenants and provisions in this Agreement and the Indenture affecting the Company shall, upon the delivery of the Bonds and the Indenture, become unconditional, valid, and binding covenants and obligations of the Company so long as the Bonds and the interest thereon are outstanding and unpaid. Particularly, the obligation of the Company to make, promptly when due, all Loan Payments specified in this Agreement and the Indenture shall be absolute and unconditional, and said obligation may be enforced as provided in this Agreement and the Indenture.

Section 5.02. Payment Upon Redemption of Bonds. The Issuer, upon the written request of the Company (and provided that the affected Bonds are subject to redemption or prepayment prior to maturity at the option of the Issuer, or the Company, and provided that such request is received in sufficient time prior to the date upon which such redemption or prepayment is proposed), forthwith shall take or cause to be taken all action that may be necessary under the applicable redemption provisions of the Indenture to effect such redemption prior to maturity, to the full extent of funds either made available for such purpose by the Company or already on deposit under the Indenture and available for such purpose. The redemption of any outstanding Bonds prior to maturity at any time shall not relieve the Company of its absolute and unconditional obligation to pay each remaining Loan Payment with respect to any outstanding Bonds, as specified in the Indenture. If a redemption of Bonds is required pursuant to the provisions of the Indenture, the Company agrees as provided herein to forthwith make Loan Payments sufficient to pay the principal of, redemption premium, if any, and interest on the Bonds.

Section 5.03. Loan Payments. On or before the twenty-fifth (25th) day of each month, until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.02 hereof, (a) a sum equal to one-sixth of the aggregate amount of interest becoming due and payable on the next Bond Payment Date on all Bonds then Outstanding, less any amounts to be transferred to the Bond Fund from the Capitalized Interest Account for the payment of such interest, and (b) one twelfth of the principal becoming due and payable on the Outstanding Bonds plus one-twelfth of the aggregate amount of mandatory redemption payments required to be paid on the next Bond Payment Date, provided that until the first principal payment date with respect to the Bonds (if less than twelve months), transfers into the Bond Fund shall be sufficient on a monthly pro rata basis to pay the principal becoming due and payable on such Bond Payment Date. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any amounts payable with respect to the Bonds shall become due, whether upon redemption (including without limitation mandatory redemption), acceleration, maturity or otherwise.

The payments made pursuant to this Section 5.03 shall in the aggregate be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each principal or interest payment date; provided that once per year, on the third Business Day following the Bond Payment Date of each December, any amount held by the Trustee in the Bond Fund on the due date for a Loan Payment hereunder shall be credited against the installment due on the next Bond Payment Date to the extent available for such purpose under the terms of the Indenture; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund are sufficient to pay all of the principal of and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if three (3) days prior to any Bond Payment Date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption (including without limitation mandatory redemption) or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Payment hereunder.

Section 5.04. Additional Payments. In addition to the Loan Payments, the Company shall also pay to the Issuer or to the Trustee, as the case may be, “Additional Payments,” as follows:

(a) All taxes and assessments of any type or character charged to the Issuer affecting the amount available to the Issuer from payments to be received hereunder or in any way arising due to the transactions contemplated hereby (including taxes and assessments assessed or levied by any public agency or governmental authority of whatsoever character having power to levy taxes or assessments) but excluding franchise taxes based upon the capital and/or income of the Trustee and taxes based upon or measured by the net income of the Trustee; provided, however, that the Company shall have the right to protest any such taxes or assessments and to require the Issuer, at the Company’s expense, to protest and contest any such taxes or assessments levied upon them and that the Company shall have the right to withhold payment of any such taxes or assessments pending disposition of any such protest or contest unless such withholding, protest or contest would adversely affect the rights or interests of the Issuer;

(b) All reasonable fees, charges and expenses of the Trustee for services rendered under the Indenture and all amounts referred to in the Indenture, as and when the same become due and payable;

(c) The reasonable fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Issuer or the Trustee to prepare audits, financial statements, reports, opinions or provide such other services required under this Agreement, the Tax Agreement or the Indenture;

(d) The annual fee of the Issuer and the reasonable fees and expenses of the Issuer or any agent or attorney selected by the Issuer to act on its behalf in connection with this Agreement, the Tax Agreement, the Bonds or the Indenture, including, without limitation, any and all reasonable expenses incurred in connection with the authorization, issuance, sale and delivery of any such Bonds or in connection with any litigation, investigation, inquiry or other proceeding which may at any time be instituted involving this Agreement, the Tax Agreement, the Bonds or the Indenture or any of the other documents contemplated thereby, or in connection with the reasonable supervision or inspection of the Company, its properties, assets or operations or otherwise in connection with the administration of this Agreement the Tax Agreement; and

(e) Such Additional Payments shall be billed to the Company by the Issuer or the Trustee from time to time, together with a statement certifying that the amount billed has been incurred or paid by the Issuer or the Trustee for one or more of the above items.

After such a demand, amounts so billed shall be paid by the Company within 30 days after receipt of the bill by the Company. Notwithstanding the foregoing, the Issuer shall not be required to submit a bill to the Company for payment of the Issuer’s annual fee of 0.03% of the aggregate principal amount of Bonds Outstanding under the Indenture. Such annual fee shall be paid by the Company to the Trustee on a prorata basis (i.e., the annual fee shall be divided by the number of payments to be made during each annual period based on the number of interest payments), due and payable in arrears, on each respective Interest Payment Date (deeming, for purposes of calculating the prorata fee to be paid, any principal to be paid on or as of such Interest Payment Date as no longer Outstanding) and shall be made as an Additional Payment in accordance with this Section and the Indenture.

Section 5.05. Payments to Replenish Debt Service Reserve Fund. In the event of a deficiency in the Debt Service Reserve Fund, the Company shall, by the first Business Day of each of the next three calendar months following such deficiency, pay into the Debt Service Reserve Fund an amount equal to one-third of such deficiency.

Section 5.06. Issuer’s Rights Assigned to Trustee. The Company is advised and recognizes that as security for the payment of the Bonds, the Issuer will assign to the Trustee the Issuer’s rights under this Agreement, including the right to receive payments hereunder (except the right to receive payments, if any, under Section 5.04, 6.03, and 7.03(a) hereof) and except the right to receive notices hereunder, and hereby directs the Company to make said payments directly to the Trustee. The Company herewith assents to such assignment and will make such payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee. All rights against the Company arising under this Agreement or the Indenture and assigned to the Trustee under the Indenture may be enforced by the Trustee, or the owners of the Bonds, to the extent provided in the Indenture, and the Trustee, or the owners of the Bonds, shall be entitled to bring any suit, action, or proceeding against the Company, to the extent provided in the Indenture, for the enforcement of this Agreement, and it shall not be necessary in any such suit, action, or proceeding to make the Issuer a party thereto.

Section 5.07. Payments to Trustee. The Company agrees to pay (i) the initial acceptance fee of the Trustee and reasonable costs and expenses, including reasonable attorneys fees and expenses, incurred by the Trustee in entering into and executing the Indenture and (ii) until the principal of, redemption premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the provisions of the Indenture, (A) an amount equal to the annual fee of the Trustee for the ordinary services of the Trustee, as trustee, rendered and its reasonable ordinary expenses incurred under the Indenture, including reasonable attorneys fees and expenses, as and when the same become due, (B) the fees, charges and expenses of the Trustee, as Bond Registrar and as Paying Agent, and any other Bond Registrar or Paying Agent on the Bonds, as and when the same become due, (C) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture or this Agreement, including, without limitation, the additional compensation described in Section 8.5(f) of the Indenture, as and when the same become due, including reasonable attorneys fees and expenses, (D) the reasonable fees and expenses of any co-trustee appointed under the Indenture, and (E) the cost of printing any Bonds required to be furnished by the Issuer. In the event the Company should fail to make any of the payments required in this Section 5.07, the item or installments so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid. The provisions of this Section 5.07 shall survive termination of this Agreement.

Section 5.08. Usury. Anything herein to the contrary notwithstanding, it is the intention of the parties hereto to conform strictly to the usury laws in force that are applicable to this transaction. Accordingly, all agreements among the parties hereto and beneficiaries hereof and their assigns or any of them, whether now existing or hereafter arising, and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of amounts due hereunder or any part thereof or otherwise, shall the interest (including all sums that are deemed to be interest) contracted for, charged or received hereunder and/or with respect to the purchase of the Project exceed the maximum amount permissible under applicable law.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. The occurrence and continuation of any one of the following shall constitute an “Event of Default” under this Agreement (an “Event of Default”):

(a) failure by the Company to pay, when due, Loan Payments with respect to principal of, redemption premium, if any, or interest on any Bond or failure to make any payments required by Section 5.05 hereof with respect to any deficiency in the Debt Service Reserve Fund; or

(b) failure by the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed in this Agreement, other than as referred to in (a) above, for a period of 90 days after receipt by the Company of written notice specifying such failure and requesting that it be remedied, given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided further, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within the applicable period and diligently pursued until the default is corrected; provided further, if any such failure obligates the Company to prepay Loan Payments because of mandatory redemption of Bonds pursuant to Section 9.1(c) of the Indenture, and such prepayment is in fact made by the Company and Bonds are redeemed as provided in the Indenture, then such failure by the Company shall not constitute an Event of Default under this Agreement; or

(c) the occurrence of an Act of Bankruptcy and, if occurring by reason of clause (b) of the definition thereof, such petition resulting therefrom shall not be stayed or denied, or a proceeding resulting therefrom shall not be discharged, within 90 days after the filing of such petition or the commencement of such proceeding, as the case may be; or

(d) the occurrence of an “Event of Default” under the Indenture.

Section 6.02. Remedies on Default. Whenever any Event of Default shall have happened and is existing, the Issuer, with the consent of the Trustee, or the Trustee may take any one or more of the following remedial steps, but only if acceleration of the principal amount of the Bonds has been declared pursuant to Section 11.2 of the Indenture:

(a) By notice in writing to the Company, declare the unpaid Loan Payments to be due and payable immediately, if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared to be due and payable under the Indenture, and upon any such declaration the amounts payable under Sections 5.01 and 5.03 hereof shall become and shall be immediately due and payable in the amount set forth in Section 11.2 of the Indenture; provided, however, that an Event of Default shall be deemed waived and a declaration accelerating payment of unpaid Loan Payments payable under this Agreement shall be deemed rescinded without further action on the part of the Trustee or the Issuer upon any annulment by the Trustee of the corresponding declaration of acceleration of the Bonds under Section 11.2 of the Indenture.

(b) Whatever action at law or in equity may appear necessary or desirable to collect the payment and other amounts then due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

In case the Issuer, with the consent of the Trustee, or the Trustee shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Issuer and/or the Trustee, then and in every such case the Issuer, the Company and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Issuer, the Company and the Trustee shall continue as though no such proceeding had been taken.

The Company covenants that, in case an Event of Default shall occur with respect to the payment of any Loan Payment payable under Sections 5.01 and 5.03 hereof, then, upon written demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Sections 5.01 and 5.03.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company, the moneys adjudged or decreed to be payable. Any sums collected by the Trustee shall be applied as provided in the Indenture. The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement including, without limitation, exercise the remedies of mandamus or the appointment of a receiver in equity with the power to charge and collect rents, purchase price payments, and loan payments and to apply revenues from the Project in accordance with the terms hereof and of the Indenture.

If an Event of Default under Section 6.01(c) hereof shall occur and be continuing, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement, irrespective of whether the principal of the Bonds or any amount hereunder shall then be due and payable as therein or herein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.02, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its fees, charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses incurred by it up to the date of such distribution.

The remedies for any “Event of Default” under the Indenture shall be as specified in Article XI of the Indenture and are in addition to any remedies hereunder.

In acting or omitting to act pursuant to the provisions of this Agreement, the Trustee shall be entitled to all of the rights, protections and immunities accorded to the Trustee under the terms of the Indenture, including but not limited to those set out in Article XII thereof.

Section 6.03. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor, and upon presentation of an itemized bill, pay to the Issuer or the Trustee the reasonable fees and expenses of such attorneys and such other expenses so incurred by the Issuer or the Trustee, including such fees and expenses of in-house counsel and legal staff of the Trustee.

ARTICLE VII

SPECIAL COVENANTS

Section 7.01. No Defense or Set-Off; Unconditional Obligation. The obligations of the Company to make the payments required by this Agreement and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer or any other person, and the Company shall pay during the term of this Agreement the payments to be made as prescribed in Article V and all other payments required hereunder free of any deductions and without abatement, diminution or set-off; and until such time as the principal of, redemption premium, if any, and interest on the Bonds shall have been fully paid, or provision for the payment thereof shall have been made in accordance with the Indenture, the Company: (i) will not suspend or discontinue any payments provided for in Article V hereof; (ii) will perform and observe all of its other agreements contained in this Agreement; and (iii) except as permitted herein, will not terminate this Agreement for any cause, including, without limiting the generality of the foregoing, failure of the Project to be acquired, constructed, improved, or completed, failure of the Company to approve, receive, accept or use the Project, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax laws of the United States of America or of the State of California or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement. Nothing contained in this Section shall be construed to relieve the Issuer or the Trustee from the performance of any agreements on their respective parts contained herein and the Company shall be entitled to institute such action against the Issuer or the Trustee as the Company shall deem appropriate to compel performance of any such agreement, duty or obligation; provided, however, neither the Issuer nor the Trustee shall be required to carry out any such agreement, duty or obligation unless it is reimbursed for its costs and expenses to the extent set forth in this Agreement.

Section 7.02. Consolidation and Merger. The Company covenants that during the term hereof it will maintain its existence, will not transfer all or substantially all of its assets to, and will not consolidate with or merge into, another entity; provided that, subject to the provisions of the Guarantee and the Collateral Trust Agreement and with the consent of the Majority Holders, the Company may consolidate with or merge into another domestic entity (i.e., a entity existing under the laws of one of the states of the United States or the District of Columbia), or transfer to another domestic entity all or substantially all of its assets; provided that the surviving, resulting or transferee corporation, as the case may be, if it is other than the Company, (i) is a domestic entity as aforesaid and qualified to do business in the State, and (ii) assumes in writing all of the obligations of the Company under this Agreement. The Company shall within fifteen days after the execution thereof, furnish to the Issuer and the Trustee appropriate documentation demonstrating that the surviving, resulting or transferee corporation, as the case may be, is a domestic entity, is qualified to do business in the State, and has assumed in writing all of the obligations of the Company under this Agreement.

Section 7.03. Indemnities.

(a) To the fullest extent permitted by law, the Company agrees to indemnify, hold harmless and defend the Issuer, the Program Participants, the Trustee, and each of their respective officers, governing members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i) the Bonds, the Indenture, the Agreement, or the Tax Agreement or the execution or amendment hereof or thereof or in connection with transactions contemplated hereby or thereby, including the issuance, sale or resale of the Bonds;

(ii) any act or omission of the Company or any of its agents, contractors, servants, employees, tenants or licensees in connection with the Project or the Facilities, the operation of the Project or the Facilities, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, installation or construction of, the Project or the Facilities or any part thereof;

(iii) any lien or charge upon payments by the Company to the Issuer and the Trustee hereunder in favor of any party other than the Issuer or the Trustee, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on the Issuer or the Trustee in respect of any portion of the Project or the Facilities;

(iv) any violation of any Environmental Regulations with respect to, or the release of any Hazardous Substances from, the Project or the Facilities or any part thereof;

(v) the defeasance and/or redemption, in whole or in part, of the Bonds;

(vi) any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in any offering or disclosure document or disclosure or continuing disclosure document for the Bonds or any of the documents relating to the Bonds, or any omission or alleged omission from any offering or disclosure document or disclosure or continuing disclosure document for the Bonds of any material fact necessary to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(vii) any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest on the Bonds is taxable;

(viii) the Trustee’s acceptance or administration of the trust of the Indenture, or the exercise or performance of any of its powers or duties thereunder or under any of the documents relating to the Bonds to which it is a party;

except (A) in the case of the foregoing indemnification of the Trustee or any of its respective officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the negligence or willful misconduct of such Indemnified Party; or (B) in the case of the foregoing indemnification of the Issuer or the Program Participants or any of their officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the willful misconduct of such Indemnified Party. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Company, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel reasonably acceptable to the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Company if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b) The Company hereby agrees to indemnify and hold the Trustee and its directors, officers, agents, and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out of pocket, incidental expenses, legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under the Indenture, this Agreement or any other financing document. The Trustee shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Trustee’s negligent or willful misconduct was the primary cause of any Losses. In addition to the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of the Indenture, this Agreement, or any of the financing documents.

(c) The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final payment or defeasance of the Bonds and, in the case of the Trustee, any resignation or removal of the Trustee for any reason. The provisions of this Section shall survive the termination of this Agreement.

Section 7.04. Expenses. The Company covenants and agrees to pay and indemnify the Issuer, the Program Participants and the Trustee against all reasonable fees, costs and charges, including reasonable fees and expenses of attorneys, accountants, consultants and other experts incurred in good faith (and with respect to the Trustee, without negligence) and arising out of or in connection with this Agreement, the Tax Agreement, the Bonds or the Indenture. These obligations and those in Section 7.03 shall remain valid and in effect notwithstanding repayment of the loan hereunder or the Bonds or termination of this Agreement or the Indenture.

Section 7.05. Non-Liability of the Issuer. The Issuer shall not be obligated to pay the principal of, redemption premium, if any, and interest on the Bonds, except from Revenues as provided in the Indenture. Neither the faith and credit nor the taxing power of the State or any political subdivision thereof, nor the faith and credit of the Issuer or any member is pledged to the payment of the principal or interest on the Bonds. The Issuer shall not be liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Agreement, the Bonds or the Indenture, except only to the extent amounts are received for the payment thereof from the Company under this Agreement.

The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with amounts held in certain Funds and Accounts by the Trustee under the Indenture, and investment income thereon, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, redemption premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, redemption premium, if any, or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer or any third party, subject to any right of reimbursement from the Trustee, the Issuer or any such third party, as the case may be, therefor.

Section 7.06. Tax Covenant. The Company covenants and agrees that it will at all times do and perform all acts and things permitted by law and this Agreement which are necessary or desirable in order to assure that interest paid on the Bonds (or any of them) will be excluded from gross income for federal income tax purposes and will take no action that would result in such interest not being so excluded. Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Agreement. This covenant shall survive payment in full or defeasance of the Bonds.

Section 7.07. Payment to Rebate Fund. The Company hereby covenants and agrees to make the determinations and to pay any deficiency in the Rebate Fund, at the times and as described in Section 8.5 of the Indenture. In any event, if the amount of cash held in the Rebate Fund shall be insufficient to permit Trustee to make payment to the United States of any amount due under Section 148(f)(2) of the Code, the Company forthwith shall pay the amount of such insufficiency on such date to Trustee in immediately available funds. The obligations of the Company under this Section 7.05 are direct obligations of the Company, acting under the authorization of, and on behalf of, the Issuer and the Issuer shall have no further obligation or duty with respect to the Rebate Fund.

Section 7.08. Special Services Covenant. The Company shall maintain solid waste disposal facilities providing solid waste disposal services to persons and businesses within the territorial limits of the Program Participants as long as any Bonds remain Outstanding; provided, however, the Issuer, upon review of such facts as it deems relevant, may, from time to time, allow the Company to provide alternative services that provide public benefit to the Program Participants and their residents, or deem this special services covenant to be satisfied in whole or in part. Failure to comply with the provisions of this Section shall not constitute an Event of Default under this Agreement, but shall be enforceable solely by the Issuer by such action, at law or in equity, as the Issuer in its sole discretion shall deem appropriate. This Section shall not be enforceable by the Trustee, any Bondholder, the Program Participants, any resident of the Program Participants or by any other Person other than the Issuer.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. General Provisions.

(a) The terms of this Agreement may be enforced as to one or more breaches either separately or cumulatively.

(b) No remedy conferred upon or reserved to the Issuer, the Company or the Trustee in this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In the event any provision contained in this Agreement should be breached by the Issuer or the Company and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach of this Agreement. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision of this Agreement. In view of the assignment of the Issuer’s rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee. Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event of Default hereunder and a rescission and annulment of the consequences thereof.

(c) Headings of the Sections of this Agreement have been inserted for convenience of reference only and in no way shall they affect the interpretation of any of the provisions of this Agreement.

(d) This Agreement is made for the exclusive benefit of the Issuer, the Trustee, the owners of the Bonds and the Company, and their respective successors and assigns herein permitted, and not for any third party or parties; and nothing in this Agreement, expressed or implied, is intended to confer upon any party or parties other than the Issuer, the Trustee, and the Company, and their respective successors and assigns herein permitted, any rights or remedies under or by reason of this Agreement. In particular, but not by way of limitation, the Trustee shall be a third-party beneficiary for purposes of enforcing its rights and the Company’s obligations under Sections 5.07 and 7.03(b) and (c) of this Agreement as fully as if the Trustee had been a party in privity of contract with the Company hereunder.

Section 8.02. Financial Statements. The Company shall furnish to the Trustee as soon as available and in any event within 120 days after the end of its fiscal year (currently December 31) a balance sheet of the Company and its consolidated subsidiaries as of the end of such fiscal year and the related statements of income, cash flows, and change in stockholder’s equity for such fiscal year, all prepared in accordance with GAAP and reported on by an Accountant whose report shall state that such financial statements present fairly the Company’s financial position as of the end of such fiscal year and the results of operations and cash flows for such fiscal year. Notwithstanding the foregoing, if and when and so long as the Company shall file regular and periodic reports with the United States Securities and Exchange Commission pursuant to Section 13 and 15 of the Securities Exchange Act of 1934, the delivery by the Company to the Trustee of copies of its reports on Forms 10-K and 10-Q promptly following filing thereof with the United States Securities and Exchange Commission shall constitute full compliance with this Section 8.02. The Trustee is authorized to provide to any Bondholder, upon written request and payment of all costs by such Bondholder, copies of any of such financial statements and reports but the Trustee shall have no other responsibility with respect thereto.

Section 8.03. Amendment of Agreement. No amendment, change, addition to, or waiver of any of the provisions of this Agreement shall be binding upon the parties hereto unless in writing signed by the Authorized Company Representative and the Authorized Issuer

Representative, and acknowledged in writing by the Trustee and the Bank, if any. Notwithstanding any of the foregoing, it is covenanted and agreed, for the benefit of the holders of the Bonds, and the Trustee that the provisions of this Agreement shall not be amended, changed, added to, or waived in any way which would relieve, reduce or abrogate the obligations of the Company to make or pay, or cause to be made or paid, when due, all Loan Payments with respect to any then outstanding Bonds which have been issued and delivered pursuant to this Agreement, in the manner and under the terms and conditions provided herein and in the Indenture, or which would change or affect Article II, Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 6.01, 7.01, 7.02, 7.04, 7.05, 8.03, or 8.04 hereof unless, in the judgment of the Trustee, which may be made in reliance upon an opinion of Counsel, such change or amendment would not materially adversely affect the interests of the Bondholders.

Section 8.04. Assignment. The Company may assign its interest in this Agreement in whole or in part, provided, however, no assignment (other than pursuant to Section 7.02 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and without limiting the generality of the foregoing, in the event of any such assignment, the Company shall continue to remain primarily liable for its payments specified herein and for performance and observance of the other covenants and agreements on its part herein provided; and further provided that no assignment shall be effective unless there is delivered a Favorable Opinion with respect to such assignment. The Company shall, on or prior to the effective date of any such assignment, furnish or cause to be furnished to the Issuer and the Trustee notice of such assignment, together with the referenced Favorable Opinion.

Section 8.05. Term of Agreement. The term of this Agreement shall be from the date hereof until all payments and indemnities required to be made by the Company pursuant hereto shall have been made.

Section 8.06. Notices. Any notice, request or other communication under this Agreement shall be given in writing and shall be deemed to have been given by either party to the other party at the addresses shown below upon any of the following dates:

(a) The date of notice by telefax, telecopy, or similar telecommunications, which is confirmed promptly in writing;

(b) Three Business Days after the date of the mailing thereof, as shown by the post office receipt if mailed to the other party hereto by registered or certified mail;

(c) The date of actual receipt thereof by such other party if not given pursuant to (a) or (b) above.

The address for notice for each of the parties shall be as follows:

If to the Issuer:

California Statewide Communities Development Issuer

1100 K Street, Suite 101

Sacramento, California 95814

Attention: Chair

If to the Company:

Microgy Holdings, LLC

c/o Environmental Power Corporation

120 White Plains Road, 6th Floor

Tarrytown, New York 10591

Attention: Richard E. Kessel

Fax #: (914) 631-1436

with a copy to:

General Counsel

Fax #: (914) 631-1436

If to the Trustee:

Wells Fargo Bank, National Association

4 Penn Center, Suite 810

1600 JFK Boulevard

Philadelphia, Pennsylvania 19103

Attention: Corporate Trust Services Group

Fax #: (215) 861-9440

or the latest address specified by such other party in writing.

Section 8.07. Severability. If any clause, provision or Section of this Agreement should be held illegal or invalid by any court, the invalidity of such clause, provision or Section shall not affect any of the remaining clauses, provisions or Sections hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or Section had not been contained herein. In case any agreement or obligation contained in this Agreement should be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Company or the Issuer, as the case may be, to the full extent permitted by law.

Section 8.08. Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 8.09. Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and performed in the State of California. This Agreement shall be enforceable in the State of California and any action arising hereunder shall (unless waived by the Issuer in writing) be filed and maintained in Sacramento County, Sacramento, California.

Section 8.10. Waiver of Personal Liability. No member, officer, agent or employee of the Program Participants or the Issuer or any director, officer, agent or employee of the Company shall be individually or personally liable for the payment of any principal, redemption premium, if any, or interest on the Bonds or any sum hereunder or under the Indenture be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in multiple counterparts, each of which shall be considered an original for all purposes, as of the day and year first set out above.

CALIFORNIA STATEWIDE COMMUNITIES DEVELOPMENT AUTHORITY

By:	/s/ Steve O’Brien
Member of the Commission

MICROGY HOLDINGS, LLC

By:	/s/ Michael E. Thomas
Authorized Representative

ATTEST:

/s/ Dennis Haines
Authorized Representative

EXHIBIT A

DESCRIPTION OF FACILITIES

The digester reactors and other processing equipment will be located on sites on the premises of seven dairies (the “Dairies”) that are arranged into three clusters based on geographical proximity.

The Hanford Facility. Microgy, on behalf of Microgy Hanford, LLC, intends to develop, construct and operate a multi-digester biogas production and gas conditioning facility in Hanford, California known as the Hanford Facility. The Hanford Facility will be a 732,000 MMBtu/yr RNG® production facility that will have five digesters located at three adjacent Dairies: the Hollandia, Wreden and Cloverdale Dairies. The Hanford Facility will interconnect with SCGC’s natural gas pipeline network approximately 1.5 to 2 miles due east of the Hollandia Dairy.

The Riverdale Facility. Microgy, on behalf of Microgy Riverdale, LLC, intends to develop, construct and operate a multi-digester biogas production and gas conditioning facility in Riverdale, California known as the Riverdale Facility. The Riverdale Facility will be a 621,000 MMBtu/yr production facility that will have five digesters located at three adjacent Dairies: the Johann, Lone Oak #2 and Maddox Dairies. The Riverdale Facility will interconnect with SCGC’s natural gas pipeline network at Loan Oak #2.

The Bar 20 Facility. Microgy, on behalf of Microgy Bar 20, LLC, intends to develop, construct and operate a multi-digester biogas production and gas conditioning facility approximately 10 miles west of Fresno, California known as the Bar 20 Facility. The Bar 20 Facility will be a 601,000 MMBtu/yr RNG® production facility that will have four digesters located at the Bar 20 Dairy. The Holly Sugar Plant may provide substrate to the Bar 20 Facility.